UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2009

Grand Canyon Education, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2009, the Board of Directors of Grand Canyon Education, Inc. (the “Company”) appointed Jerry Colangelo to the Company’s Board of Directors for a term expiring at the 2010 annual meeting of stockholders, or until his respective successor is elected or qualified or his earlier resignation or removal.

In connection with his appointment as a director, the Company will enter into an indemnification agreement with Mr. Colangelo (a form of which is filed as Exhibit 10.21 to Amendment No. 2 to our Registration Statement on Form S-1, filed September 29, 2008). As a director who is a non-employee of the Company, Mr. Colangelo will receive an award of restricted stock under the Company’s 2008 Equity Incentive Plan valued at $20,000 as of the date of grant, which will vest on the one year anniversary of the date of grant, subject to accelerated vesting in the event of a change in control. For serving on the Board of Directors, Mr. Colangelo will receive an annual retainer of $60,000 in cash or, at his election, an annual retainer consisting of $30,000 in cash and an award of restricted stock under the 2008 Equity Incentive Plan valued at $35,000. The non-employee director restricted stock grants are made after the Company’s annual meeting of stockholders each year and vest on the earlier of the one year anniversary of the date of grant or immediately prior to the following year’s annual meeting of stockholder, subject to acceleration in the event of a change in control. The Company also pays its non-employee directors a fee of $2,000 per meeting for each meeting of the Board of Directors attended. The Company reimburses all of its directors for reasonable expenses incurred to attend board meetings.

The Board of Directors has determined that Mr. Colangelo will be an independent director for purposes of the Nasdaq rules, but at this time has not appointed Mr. Colangelo to any committee of the Board of Directors. Except as set forth above, Mr. Colangelo was not appointed pursuant to any arrangement or understanding with any other person.

Item 9.01.	Financial Statements and Exhibits.

99.1     Press Release dated October 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

	By:	/s/ Daniel E. Bachus

Daniel E. Bachus
Chief Financial Officer
Date: October 13, 2009		(Principal Financial and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 13, 2009

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